February 27, 2007

Re.	Employment Separation

Dear Calpine Employee:

Your employment with Calpine will end effective February 27, 2007 as a result of a reduction in workforce or restructuring activities (“Qualifying Event”). This letter agreement (the “Agreement”) confirms the terms of your separation from employment with Calpine Corporation, a Delaware corporation or one or more of its subsidiaries (collectively, “Calpine”) and offers you the following benefits in exchange for a release of all claims.

1.            Separation Date. Your employment with Calpine will be terminated effective February 27, 2007 (the “Separation Date”).

2.            Additional Payment and Benefits. In exchange for the waiver and release described in Paragraphs 7 and 8 below, Calpine agrees to provide you with an additional payment and benefits as described in the Calpine Corporation U.S. Severance Program and the Severance Benefit Summary Sheet provided to you with this letter. By signing this Agreement, you also warrant that you understand and have read the terms of the Calpine Corporation U.S. Severance Program.

3.            Participation in Stock/401(k) and Life and Disability Insurance Plans. As you will no longer be a Calpine employee after the Separation Date, you will not participate in Calpine’s Employee Stock Purchase Plan and life and disability insurance plans after the Separation Date. Distribution options under Calpine’s 401(k) plan will be pursuant to the plan rules, and you will be provided with notice of such options by separate letter.

4.            Return of Company Property. You warrant that, by the Separation Date, you will return to your manager or human resources representative all Calpine property or data of any type, including computer and e-mail passwords, that are in your possession or control, without retaining any copies, notes or extracts thereof.

5.            References. You should direct all requests for employment references to Kelly Zelinski in Calpine’s Human Resources Department, kellyz@calpine.com, or her successor. Human Resources will respond to all such inquiries by stating that, as a matter of company policy, Calpine declines to provide any information regarding former employees other than the former employee’s dates of employment and job title, and with written authorization from the employee, the former employee’s salary.

6.            Confidential Information; Use of Confidential Information to Compete. By signing below, you acknowledge that as a result of your employment with Calpine you have had access to Confidential Information of Calpine (for the purposes of this

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Agreement, Confidential Information includes but is not limited to trade secrets, inventions, marketing plans, product plans, business strategies, financial information, forecasts, personnel information, customer lists, customer information, and any other information which gives Calpine an opportunity to obtain advantage over competitors who do not know or use it) and that you will hold all such Confidential Information in strictest confidence and will not disclose to any person or entity or make use, directly or indirectly, of such Confidential Information. You confirm that you will deliver to your manager or human resources representative, within ten (10) days of the Separation Date, all diskettes, documents and data of any nature pertaining to any such Confidential Information and that you have not taken or retained any such diskettes, documents or data or any reproductions. Nor shall you directly or indirectly use Confidential Information of Calpine to compete with Calpine, or disclose Confidential Information to a competitor of Calpine or to any other person or entity.

7.            Release of Claims. You acknowledge that you have no claims against Calpine based on your employment with Calpine or the separation of that employment, except for claims asserted as of February 1, 2006 in Virgil D. Hulsey, Jr., et al. v. Calpine Corporation, et al., Case No. 1-04-CV-032103 (CA Superior Court, Santa Clara County), if you are a class member identified in that lawsuit, and except for other claims that are specifically excluded from this release by Paragraph 8, below. By signing below, you release Calpine and forever discharge Calpine from all claims, demands, causes of action, damages and liabilities, known or unknown, that you have ever had, now have or may claim to have had relating to or arising from your employment with or separation from Calpine, except for claims that are specifically excluded from this release by Paragraph 8, below.

You expressly waive the benefits of Section 1542 of the Civil Code of the State of California (and under other state and federal provisions of similar effect) which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

8.            Waiver of Claims Including Employment-Related Claims. You understand that the release you are providing releases and waives any and all claims you may have against Calpine and its owners, agents, officers, shareholders, employees, directors, attorneys, subscribers, subsidiaries, affiliates, insurers, successors and assigns, whether known or not known, including, without limitation, claims under any employment laws, including, but not limited to, claims of unlawful discharge, breach of contract, breach of the covenant of good faith and fair dealing, retaliation, harassment, fraud, violation of public policy, defamation, physical injury, emotional distress, claims for compensation or benefits arising out of your employment or your separation of employment, claims

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under Title VII of the 1964 Civil Rights Act, as amended, the California Fair Employment and Housing Act, and any other laws and/or regulations relating to employment or employment discrimination, including, without limitation, claims based on age or under the Age Discrimination in Employment Act or Older Workers Benefit Protection Act, provided, that this waiver and release does not extend to: claims for breach of this agreement; claims for legally required indemnification; claims for unemployment compensation benefits, workers’ compensation benefits, or state and/or long term disability benefits; claims asserted in Calpine’s Chapter 11 bankruptcy proceeding for unpaid accrued vacation pay, unpaid deferred compensation, or indemnity, contribution or reimbursement; or claims for acts occurring after the Separation Date. This waiver and release also does not apply to claims asserted as of February 1, 2006 in Virgil D. Hulsey, Jr., et al., v. Calpine Corporation, et al., Case No. 1-04-CV-032103 (CA Superior Court, Santa Clara County).

9.            Covenant Not to Prosecute. You agree never, individually or with any person or in any way, to commence, prosecute or cause or permit to be commenced or prosecuted against Calpine, any legal action or other proceeding based upon any claim, demand, cause of action, damage or liability which is released by this Agreement, except as required by law. If such action has been filed on your behalf, you agree to immediately cause the dismissal of such action with prejudice and without any further right of appeal.

10.          Review of Severance Agreement and Timing of Payment. You acknowledge your understanding that you may take up to forty-five (45) days to consider this Agreement and, by signing below, affirm that you were advised to consult with an attorney before signing this Agreement. You further acknowledge that you understand you may revoke this Agreement within seven (7) days of signing it, by faxing a written revocation signed by you to Kelly Zelinski, fax number 408-794-4333, so that your fax is received by Ms. Zelinski by the end of that seven (7) day period. You further agree that the severance pay to be provided to you, identified in paragraph 2 above, in exchange for your agreement will commence one to two pay periods after the end of that seven (7) day revocation period and only after Calpine receives this original signed Agreement, and that this Agreement will not become effective or enforceable until the revocation period has expired.

11.          Legal and Equitable Remedies. Both you and Calpine have the right to enforce this Agreement and its provisions by injunction, specific performance or other relief without prejudice to any other rights or remedies you may have at law or in equity for breach of this Agreement. You understand and have read the terms of the Calpine Corporation U.S. Severance Program (“the Program”) and understand that under the terms of the Program, with respect to claims relating in any way to benefits provided under the Program, you may be required to follow the claims procedures identified in the Program.

12.          Attorneys’ Fees. If any legal action is brought to enforce the terms of this Agreement, the prevailing party will be entitled to recover its reasonable attorneys’ fees,

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costs, and expenses from the other party, in addition to any other relief to which such prevailing party may be entitled.

13.          Assignment, Successors and Assigns. Calpine and you understand that this Agreement will benefit and be binding upon you and your heirs, successors, permitted assigns, and agents. This Agreement will not benefit any other person or entity except as specifically described in this Agreement.

14.          Confidentiality. You agree to keep the contents, terms and conditions of this Agreement confidential. You may disclose this information to your spouse, immediate family, accountants, or attorneys, provided that they first agree not to disclose any information concerning the contents, terms and conditions of this Agreement to anyone. You also may disclose the contents, terms and conditions of this Agreement to the IRS or other taxing authorities or as required by subpoena or court order. Any breach of this confidentiality provision, or of any other obligation by you set forth in this Agreement, will be deemed a material breach of this Agreement.

15.          Non-Solicitation and Non-Disparagement. For a two (2) year period after the date of this letter, you agree not to directly or indirectly solicit any employee of Calpine to perform services for another business entity, and not to make any disparaging or derogatory statements about Calpine or its directors, officers, agents or employees.

16.          No Admission of Liability. This Agreement is not and may not be contended by you to be an admission or evidence of any wrongdoing or liability on Calpine’s part. This Agreement will be afforded the maximum protection allowable under California Evidence Code Section 1152 and/or other state or Federal provisions of similar effect.

17.          Entire Agreement. This Agreement constitutes the entire agreement between you and Calpine with respect to the subject matter of this Agreement. It supersedes all prior negotiations and agreements, whether written or oral, relating to this subject matter except those provisions of prior written agreements that expressly extend beyond the term of your employment. You acknowledge that neither Calpine nor its agents have made any promise or representation either express or implied, written or oral, which is not contained in this Agreement for the purpose of inducing you to sign this Agreement, and you acknowledge that you have signed this Agreement relying only on the promises and representations stated herein.

18.          Modification. This Agreement may not be altered, amended, or otherwise changed except by another written agreement that specifically refers to this Agreement, signed by you and by Calpine or its authorized representative.

19.          Governing Law. This Agreement is governed by and will be interpreted according to the laws of the State of California. If any term of this Agreement is deemed invalid or unenforceable, the remainder of this Agreement will remain in full force and effect.

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20.          Your Understanding. By signing below, you acknowledge that you have read this Agreement and fully understand and agree to it.

PLEASE READ CAREFULLY. THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

CALPINE CORPORATION

Dated:	February 27, 2007	By:	/s/ Kelly J. Zelinski
Kelly J. Zelinski
Vice President of Human Resources

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February 27, 2007	Page 6

I have read the above Agreement, have had an opportunity to obtain legal advice, and by signing below voluntarily accept and agree to its terms including the release of all claims, known and unknown.

EMPLOYEE

Dated: 3-19, 2007	By:	/s/ E J Macias
Employee’s Signature

E J Macias
Print Name

880 Sycamore Rd

Pleasanton, CA 94566
Print Address

/SSN/
Print Social Security Number

Please indicate by checking one of the boxes below, whether you choose to receive outplacement services or Calpine subsidized benefit continuation, as described in the Calpine Corporation U.S. Severance Program.

Outplacement Services  ☐

Subsidized Benefit Continuation  ☒

*Please note: regardless of your decision above to elect either Outplacement Services or Subsidized Health Benefits continuation (i.e., paid for by Calpine), if you want to continue your health benefits under COBRA you MUST complete and return the separate COBRA enrollment form which will be mailed to your home by United Healthcare Direct Bill 2 – 3 weeks after your termination date.

Calpine is not responsible for interruptions in health care coverage that result from your failure to return the COBRA election form to UnitedHealthcare.